                    MASTER ADMINISTRATIVE SERVICES AGREEMENT


         This MASTER ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made this ____ day of __________, 2005 by and between A I M ADVISORS, INC., a Delaware corporation (the "Administrator") and AIM CORE ALLOCATION PORTFOLIO SERIES, a Delaware statutory trust (the "Trust") with respect to the separate series set forth in Appendix A to this Agreement, as the same may be amended from time to time (the "Portfolios").

                                  WITNESSETH:

         WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust, on behalf of the Portfolios, has retained the Administrator to perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services for the Portfolios; and

         WHEREAS, A I M Advisors, Inc. also provides investment management services to the Portfolios pursuant to a Master Investment Management Agreement (the "Management Agreement") and A I M Advisors, Inc. (the "Manager"), pursuant to the Management Agreement, has agreed to perform or oversee the performance of all services necessary to operate the Portfolios, including administrative services, and has agreed that the compensation for such services shall be the responsibility of the Manager; and

         NOW, THEREFORE, the parties hereby agree as follows:

         1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

         (a) the services of a principal financial officer of the Trust (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Trust and the Portfolios, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

         (b) supervising the operations of the custodian(s), transfer agent(s) or dividend agent(s) for the Portfolios; or otherwise providing services to shareholders of the Portfolios; and

         (c) such other administrative services as may be furnished from time to time by the Administrator to the Trust or the Portfolios at the request of the Trust's Board of Trustees.

         2. The services provided hereunder shall at all times be subject to the direction and supervision of the Trust's Board of Trustees.

         3. The Administrator shall receive no compensation for the services performed and the facilities furnished by or at the direction of the Administrator under this Agreement. The Administrator acknowledges that the compensation received as Manager is full compensation for services performed by it and facilities furnished under this Agreement.

         4. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Trust or the Portfolios in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

         5. The Trust and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

         6. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a trustee, officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         7. This Agreement shall become effective with respect to a Portfolio on the Effective Date for such Portfolio, as set forth in Appendix A attached hereto. This Agreement shall continue in effect until June 30, 2006, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

                  (a) (i) by the Trust's Board of Trustees or (ii) by the vote of "a majority of the outstanding voting securities" of such Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

                  (b) by the affirmative vote of a majority of the trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

         This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a) (4) of the 1940 Act).

         8. This Agreement may be amended or modified with respect to one or more Portfolios, but only by a written instrument signed by both the Trust and the Administrator.

         9. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

         10. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046, Attention: President, with a copy to the General Counsel, or (b) to the Trust at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046, Attention: President, with a copy to the General Counsel.

         11. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

         12. This Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed under seal by their officers designated below as of the day and year first above written.

                                            A I M ADVISORS, INC.



Attest:                                     By:
       -------------------------------          -------------------------------
       Assistant Secretary                      Mark H. Williamson
                                                President

(SEAL)


                                            AIM CORE ALLOCATION PORTFOLIO SERIES



Attest:                                     By:
       -------------------------------          -------------------------------
       Assistant Secretary                      Robert H. Graham
                                                President

(SEAL)

                                   APPENDIX A

                      AIM CORE ALLOCATION PORTFOLIO SERIES


PORTFOLIOS                                    EFFECTIVE DATE OF AGREEMENT
----------                                    ---------------------------
Series C                                      _________, 2005

Series M                                      _________, 2005